Exhibit 10.4

Icosavax, Inc.

June 7, 2023

Re: Employment Letter Agreement

Dear Amin:

Icosavax, Inc. (the “Company”) is pleased to offer you (the “Employee”) a position on the terms set forth in this letter (this “Agreement”). In consideration of the mutual promises herein contained, the parties agree as follows:

1.
Commencement of Employment. Employee’s employment with the Company will commence on June 12, 2023 (the “Effective Date”).

2.
Position. Employee will serve in the position of Executive Vice President, Head of Research & Development. Employee will report to the Company’s Chief Executive Officer (the “CEO”), and shall be responsible for the duties customarily associated with this position and such other duties assigned by the Company. The Company understands that Employee will work remotely from Employee’s home in Maryland, and Employee agrees to travel as required in connection with Employee’s duties. This is an exempt position.

3.
Services. Employee shall at all times faithfully, industriously and to the best of Employee’s ability, experience and talent perform to the satisfaction of the CEO all of the duties that may be assigned to Employee hereunder.

4.
Base Salary and Employee Benefits.

(a)
Salary. As of the Effective Date, Employee’s annual base salary will be $500,000.00 per year (the “Base Salary”) on a full time basis, paid on the Company’s normal payroll schedule.

(b)
Benefits. During his employment, Employee will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits will be available upon request. Employee will be eligible to accrue vacation or paid time off in accordance with the Company’s policies as in effect from time to time. The Company may change compensation and benefits from time to time in its discretion.

(c)
Expenses. All reasonable business expenses that are documented by Employee and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

5.
Annual Bonus. Commencing with 2023, Employee will be eligible to earn an annual performance bonus of up to forty-five percent (45%) of Employee’s Base Salary rate (the “Annual Bonus”) for performance at “targeted” levels. The Annual Bonus will be based upon an assessment by the Board, or its Compensation Committee, of Employee’s performance and the Company’s attainment of written targeted goals as set by the Board in its sole discretion. Following the close of each calendar year, the Board or Compensation Committee will determine whether Employee has earned an Annual Bonus, and the amount of any such bonus, based on the achievement of corporate and individual performance goals. No amount of the Annual Bonus is guaranteed, and Employee must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus. The Annual Bonus, if earned, will be paid no later than March 31 of the calendar year after the applicable bonus year. For 2023, Employee’s Annual Bonus will be equal to (1) forty percent (40%) of the consultation fees that the Company paid to Employee during 2023 under the Consulting Agreement between the Company and Employee, dated February 6, 2023 (the “Consulting Agreement”), plus (ii) the Annual Bonus for 2023 determined in accordance with this Section 5, prorated to reflect the portion of the year following the Effective Date.

6.
Equity Award. Subject to approval by the Board or its Compensation Committee, Employee will be granted a stock option to purchase 180,000 shares of the Company’s common stock (the “New Hire Stock Option”). The New Hire Stock Option will be granted pursuant to the Company’s equity incentive plan (the “Plan”), and will be subject to the terms and conditions of the Plan and the form of stock option agreement thereunder. The New Hire Stock Option will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the effective date of grant, which pursuant to the Plan will be equal to the closing price per share of the Company’s common stock on the effective grant date. Subject to Section 9 below, the New Hire Stock Option will vest over a period of four (4) years, with 25% of the original shares underlying the New Hire Stock Option vesting on the first anniversary of the Effective Date, and 1/48th of the original number of shares subject to the New Hire Stock Option vesting on each monthly anniversary of the Effective Date thereafter.

7.
At-Will Employment Relationship; Termination of Employment. Employee may terminate his employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate Employee’s employment at any time, with or without Cause (as defined below) or advance notice. Employee’s employment at-will status can only be modified in a written agreement signed by Employee and by an officer of the Company.

8.
Severance Benefits. If Employee experiences a Qualifying Termination, provided such termination or resignation also constitutes a Separation from Service (as defined below), then subject to Sections 11, 12 and 13 below, Employee’s continued compliance with the terms of this Agreement (including without limitation Sections 15, 16 and 17 below) and Employee’s resignation from any and all positions Employee may hold with the Company, to be effective no later than Employee’s Separation from Service date (or such other date requested or permitted by the Board or the CEO), the Company will provide Employee with the following severance benefits (the “Severance Benefits”):

(a)
Cash Severance. The Company will pay Employee, as cash severance, (i) Employee’s Base Salary in effect as of Employee’s Separation from Service date for the Severance Period (as prorated as of such date) (the “Base Severance”), plus (ii) (A) in the event such Qualifying Termination does not occur during the Change in Control Period, an amount equal to Employee’s “target” Annual Bonus for the year in which Employee’s Qualifying Termination occurs, prorated to reflect the portion of the year during which Employee was employed or performing services under the Consulting Agreement prior to the date of Employee’s Separation from Service date and any other proration in effect as of such date, or (B) in the event such Qualifying Termination does occur during the Change in Control Period, an amount equal to one hundred percent (100%) multiplied by Employee’s “target” Annual Bonus for the year in which Employee’s Qualifying Termination occurs (as prorated based on any proration in effect as of the date of the Separation from Service date) (the “Bonus Severance,” and with the “Base Severance,” the “Severance”).

Except in the case of a Qualifying Termination that occurs within eighteen (18) months following a Change in Control, the Base Severance will be paid in installments in the form of continuation of Employee’s Base Salary payments over the Severance Period, paid on the Company’s ordinary payroll dates, commencing on the sixtieth (60th) day following Employee’s Separation from Service date. The first such installment shall be for any accrued Base Salary for the sixty (60)-day period preceding such initial payment date. All salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

In the case of a Qualifying Termination that occurs within eighteen (18) months following a Change in Control, the Base Severance will be paid in a lump sum on the sixtieth (60th) day following Employee’s Separation from Service date.

Any Bonus Severance will be paid in a lump sum on the sixtieth (60th) day following Employee’s Separation from Service date.

(b)
COBRA Severance. As additional severance, in the event of Employee’s Qualifying Termination, the Company will continue to pay the cost of Employee’s health care coverage in effect at the time of Employee’s Separation from Service for the Severance Period (the “COBRA Coverage Period”), either under the Company’s regular health plan (if permitted) or by paying Employee’s COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on Employee’s behalf will cease if Employee obtains health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Employee must notify the Company within two (2) weeks if Employee obtains coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which Employee would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or if the Company otherwise elects, in its sole discretion, the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the date of Employee’s termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Employee elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Employee obtains other coverage or (y) the last day of applicable COBRA Coverage Period.

9.
Accelerated Vesting. Subject to Sections 11, 12 and 13 below, Employee’s continued compliance with the terms of this Agreement (including without limitation Sections 15, 16 and 17 below), Employee’s resignation from any and all positions Employee may hold with the Company, to be effective no later than Employee’s Separation from Service date (or such other date requested or permitted by the Board or the CEO), the Company will provide Employee with the following accelerated vesting (the “Accelerated Vesting”):

(a) In the event of Employee’s Qualifying Termination not occurring during the Change in Control Period, then such number of shares underlying Employee’s Stock Awards shall be deemed vested effective immediately prior to such termination as would have vested by the terms of such awards during the nine (9) months following Employee’s date of termination had Employee remained employed by the Company during such period; and

(b) In the event of Employee’s Qualifying Termination during the Change in Control Period, all of Employee’s Stock Awards shall vest effective upon the later of (i) the date of termination or (ii) the date of the Change in Control.

Except to the extent an award agreement governing a Stock Award granted to Employee specifically provides for the treatment of such Stock Award in the event of any of the acceleration events described in this Section 9 and provides that its terms shall supersede the provisions of this Section 9, in which case the terms of such award agreement shall govern, the foregoing Accelerated Vesting provisions are deemed to be a part of each Stock Award and to amend and supersede any less favorable provision in any agreement or plan regarding such Stock Award (and, for the avoidance of doubt, if any Stock Award is subject to more favorable vesting than the Accelerated Vesting pursuant to any agreement or plan regarding such Stock Award, such more favorable provisions shall continue to apply and shall not be limited by the Accelerated Vesting).

10.
Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, Employee resigns his employment with the Company without Good Reason, or the Company terminates Employee’s employment for Cause, or Employee’s employment with the Company terminates for any reason not entitling Employee to the Severance Benefits or Accelerated Vesting pursuant to Sections 8 and 9 above, including as a result of Employee’s death or disability, then Employee will receive his Base Salary accrued through his last day of employment. Under these circumstances, Employee will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, other than Employee’s rights to the vested portion of Employee’s Stock Awards and any other rights to which Employee is entitled under the Company’s benefit programs or applicable law. In addition, Employee shall resign from any and all positions Employee holds with the Company, with such resignations to be effective no later than the date of Employee’s employment termination (or such other date requested or permitted by the Board or the CEO).

11.
Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to Employee’s receipt of the Severance Benefits or Accelerated Vesting described above, Employee shall timely execute and deliver to the Company a release of claims in favor of and in a form acceptable to the Company (the “Release”) and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within sixty (60) days following Employee’s Separation from Service date.

12.
Compliance with Section 409A. It is intended that the Severance Benefits and Accelerated Vesting set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or Accelerated Vesting constitute “deferred compensation” under Section 409A and Employee is, on the date of Employee’s Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Accelerated Vesting shall be delayed until the earliest of: (a) the date that is six (6) months and one (1) day after Employee’s Separation from Service date, (b) the date of Employee’s death, or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section 12 shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. The Severance Benefits and Accelerated Vesting are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. For purposes of this Agreement, all references to Employee’s “termination of employment” shall mean Employee’s Separation from Service.

13.
Section 280G Treatment.

(a) In the event that any payment or benefit received or to be received by Employee pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of Employee’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Employee that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code; provided, in case of clauses (B), (C) and (D), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Employee on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

(b) All determinations regarding the application of this “Section 280G Treatment” section shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which, in the written opinion of the 280G Firm, (A) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (B) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Section 280G Treatment” section shall be done by the 280G Firm.

(c) The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Employee and the Company within fifteen (15) days after notification from either the Company or Employee that Employee may receive payments which may be “parachute payments.” Employee and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

14.
Withholding Taxes. All amounts payable to Employee will be subject to reduction to reflect applicable withholding and payroll taxes.

15.
Restrictive Covenants.

(a)
Confidential Information and Inventions Assignment Agreement and Company Policies. In the performance of services for the Company, Employee will be expected to abide by Company rules and policies. Employee acknowledges that he will be required, concurrently with the execution of this Agreement and as a condition of his employment, to execute the Company’s Confidential Information and Inventions Assignment Agreement (the “Confidential Information and Inventions Assignment Agreement”), attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. Employee agrees to perform each and every obligation of Employee therein contained.

(b) Protection of Third Party Information. In Employee’s work for the Company, Employee will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Employee has an obligation of confidentiality. Rather, Employee will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that Employee will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict his activities on behalf of the Company.

(c) Return of Company Property. Upon the termination of Employee’s employment with the Company for any reason, Employee will return to the Company all Company documents (and all copies thereof) and other Company property within their possession, custody or control, including but not limited to Company files, notes, financial and operational information, customer lists and contact information, investor and finance source lists and contract information, product information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including but not limited to computers, facsimile machines, mobile telephones, tablets, handheld devices and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium). Employee shall deliver to the Company, upon request, a signed statement certifying compliance with this Section 15.

(d) Other Protections. Notwithstanding anything contained in this Agreement or in the Confidential Information and Inventions Assignment Agreement, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement or in the Confidential Information and Inventions Assignment Agreement prevents Employee from (x) communicating directly with, cooperating with, or providing information to any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, (y) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, or (z) discussing or disclosing information about conduct, or the existence of a settlement involving conduct, that Employee reasonably believes under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, unlawful, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinate by or through an employer, between employees, or between an employer and employee, whether on or off the employment premises.

16.
Exclusive Services. Subject to the terms of the Confidential Information and Inventions Assignment Agreement, during the term of this Agreement and one year thereafter, Employee will not perform any services for any third party that develops, manufactures, promotes, sells, licenses or distributes vaccines, or has plans to do any of the foregoing, which vaccines are based on technology similar to the Company’s virus-like particle (“VLP”) technology or in indications on which Employee has worked while performing under this Agreement, without the prior written consent of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from (a) conducting any work for not-for-profit entities, academic research, teaching or any related non-commercial activity, or (b) engaging with third parties located in Low and Middle Income Countries (as defined by OCED, but excluding China) on mRNA vaccines for any indications solely for use in such countries; provided, that Employee complies with this Agreement and the Confidential Information and Inventions Assignment Agreement in good faith. Employee agrees that he will not join any boards, other than community and civic boards (which do not interfere with Employee’s duties to the Company), without the prior approval of the Company. Employee will not participate in other business or public activities if such activities compromise or threaten to compromise the Company’s business interests or conflict with Employee’s duties to the Company. If the Company determines Employee is in breach of this Section 16, and provided such breach is not cured within thirty (30) days of written notification of such breach, then the Company may terminate Employee’s employment for Cause.

17.
Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s service or employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s service or employment with the Company, or the termination of such service or employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the city of the Company’s then principal place of business in the United States conducted by JAMS or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). Employee acknowledges that by agreeing to this arbitration procedure, he waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. The parties agree this arbitration agreement does not extend to claims for workers’ compensation or unemployment benefits, or any other claims, that Employee cannot, as a matter of applicable law, be required to arbitrate, nor does it preclude Employee from initiating a complaint before the Equal Employment Opportunity Commission or any other governmental agency, but if any such complaint is not resolved before the agency any action for money damages shall be submitted to arbitration pursuant to this paragraph. Nothing in this Agreement is intended to prevent any party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

18.
Miscellaneous. This Agreement, together with the Confidential Information and Inventions Assignment Agreement, the indemnification agreement entered into between Employee and the Company executed in connection with Employee’s commencement of employment and the Option Agreement between Company and Employee dated on or about the date of the Consulting Agreement, form the complete and exclusive statement governing Employee’s employment with the Company. They supersede any other agreements or promises made to Employee by anyone, whether oral or written, including, without limitation, the Consulting Agreement, which shall terminate on the Effective Date (other than Sections 3, 4, 5, 8 and 11 thereof, which shall survive any termination of the Consulting Agreement). For the avoidance of doubt, the termination of the Consulting Agreement in connection with Employee’s conversion to employment pursuant to this Agreement will not be considered a termination of the Consulting Agreement by the Company without “Cause” (as defined therein). Changes to the terms of Employee’s employment, other than those changes expressly reserved to the Company or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of Employee and the Company, and inure to the benefit of Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against any party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

19.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)
“Cause” shall mean the occurrence of any of the following events, in each instance that has a material adverse impact on the Company or any successor or affiliate thereof as determined by the CEO in its reasonable discretion: (i) Employee’s conviction of, or plea of “guilty” or “no contest” to, any non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Employee’s commission of, or participation in, a fraud or act of dishonesty or other illegal act against the Company that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (iii) Employee’s intentional, material violation of any contract or agreement between Employee and the Company or any material Company policy or of any statutory duty owed to the Company; (iv) Employee’s intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) Employee’s gross misconduct; or (vi) Employee’s ongoing and repeated failure or refusal to perform or neglect of Employee’s duties as required by this Agreement or Employee’s ongoing and repeated failure or refusal to comply with the lawful instructions given to Employee by the CEO, which failure, refusal or neglect continues for thirty (30) days following Employee’s receipt of written notice from the CEO stating with specificity the nature of such failure, refusal or neglect; provided that it is understood that this clause (vi) shall not permit the Company to terminate Employee’s employment for Cause solely because of (A) Employee’s failure to meet specified performance objectives or achieve a specific result or outcome, or (B) Company’s dissatisfaction with the quality of services provided by Employee in the good faith performance of Employee’s duties to the Company; provided, that, with respect to (iii), (iv), (v) and (vi) above, “Cause” will be triggered after Employee has received written notification of such failure from the CEO, which, if curable, remains uncured after thirty (30) days written notice from the CEO. Employee shall be provided an opportunity to be heard prior to the final decision to terminate Employee’s employment hereunder for such “Cause,” and any determination of Cause by the CEO or the Company will be made in good faith.

(b)
“Change in Control” shall have the meaning given to such term in the Company’s 2021 Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

(c)
“Change in Control Period” shall mean the period commencing sixty (60) days prior to and ending eighteen (18) months following a Change in Control.

(d)
“Good Reason” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without Employee’s consent: (i) material reduction of Employee’s base compensation (and Employee and the Company agree that any diminution of ten percent (10%) or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions in Employee’s base compensation), other than to the extent the base compensation of all of the executive officers of the Company are concurrently reduced by the same or greater percentage; (ii) material reduction in Employee’s authority, duties or responsibilities, provided, however, that a change in Employee’s job position or title shall not be deemed a “material reduction” unless Employee’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; (iii) relocation of the principal place at which Employee is required to provide services to the Company or Employee’s principal place of employment that results in an increase in Employee’s one-way driving distance by more than fifty (50) miles from Employee’s then current principal place of business or residence, as applicable; and (iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Employee under this

Agreement. In order to resign for Good Reason, Employee must provide written notice of the event giving rise to Good Reason to the Company within ninety (90) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, then Employee’s resignation from all positions Employee then holds with the Company must be effective not later than ninety (90) days after the end of the Company’s cure period.

(e)
“Qualifying Termination” means the termination of Employee’s employment without Cause or Employee’s resignation for Good Reason, in either case during the Change in Control Period.

(f)
“Separation from Service” shall mean a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).

(g)
“Severance Period” shall mean (i) if Employee’s Qualifying Termination does not occur during the Change in Control Period, nine (9) months, and (ii) if Employee’s Qualifying Termination occurs during the Change in Control Period, twelve (12) months.

(h)
“Stock Awards” shall mean means all stock options, restricted stock, restricted stock units and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, including the New Hire Stock Options.

22. Conditions to Employment. As a condition to Employee’s employment with the Company, Employee is required to (a) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing Employee’s employment eligibility in the United States, and (b) provide satisfactory proof of Employee’s identity as required by United States law. In the event these conditions are not satisfied on or prior to the Effective Date, or in the event Employee fails to sign and return the Confidential Information and Inventions Assignment Agreement on or prior to the Effective Date, this offer of employment shall be revoked and this Agreement shall terminate and be of no further force or effect.

(Signature Page Follows)

Sincerely,

Icosavax, Inc.

By: /s/ Adam K. Simpson

Adam K. Simpson, Chief Executive Officer

Date: June 7, 2023

Acknowledged and Agreed:

By: /s/ M. Amin Khan

M. Amin Khan, Ph.D.

Date: June 7, 2023

Exhibit A

Confidential Information and Inventions Assignment Agreement